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                                                                    EXHIBIT 99.1


FOR FURTHER INFORMATION:
Suzanne C. Shirley
V.P. Investor & Public Relations
(714) 751-7459

FOR IMMEDIATE RELEASE

                   ARV ENTERS SETTLEMENT AGREEMENT WITH LAZARD

COSTA MESA, CALIFORNIA, SEPTEMBER 30, 1999 - ARV Assisted Living, Inc. [AMEX:
SRS] announced that it entered into a settlement agreement yesterday with Prometheus Assisted Living LLC, an affiliate of Lazard Freres Real Estate Investors L.L.C. (LFREI), settling all outstanding litigation between the parties and providing mutual releases of certain claims that the parties may have had against each other. Pursuant to the Agreement, ARV will withdraw its appeal of the decision issued on May 12, 1999 by the Superior Court of the State of California, County of Orange, in the lawsuit between ARV and Prometheus. Prometheus will dismiss the lawsuit it filed against ARV and two of its former directors in the Delaware courts regarding the validity of ARV's 1998 annual meeting of stockholders.

        "We are pleased to have resolved a number of significant issues between the company and Lazard," said Douglas M. Pasquale, ARV president and chief executive officer. "We look forward to having their support as an investment partner with a mutual interest in pursuing operational and strategic initiatives designed to strengthen the company's financial position, and to enhance value for all ARV stockholders."

        Michael G. Medzigian, president and chief executive officer of LFREI, said, "We are excited about the opportunities this agreement creates for renewed cooperation between ARV and Lazard."

        As part of the settlement agreement, the board of directors has been reduced to five persons. Murry N. Gunty, John A. Booty and Robert P. Freeman resigned from the board.

        "On behalf of everyone at ARV, I would like to express my appreciation to John Booty, co-founder and former president of the Company, for his many years of service to ARV," Pasquale said. "We also thank Murry Gunty and Robert Freeman for their contributions to the Board."

        Additional information regarding the settlement agreement may be found in the Form 8-K filed by ARV with the Securities and Exchange Commission. The Form 8-K, including a copy of the settlement agreement, may be obtained from the SEC's website at www.sec.gov.

        Founded in 1980, ARV is one of the largest providers of assisted living services in the nation, operating 59 communities containing approximately 7,200 units in 10 states.

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